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                                                                  EXHIBIT 10(b)


                              BANC ONE CORPORATION

                         DIVIDEND EQUIVALENT UNIT PLAN


SECTION 1.  Establishment, Purpose, and Effective Date of Plan

         1.1 Establishment. BANC ONE CORPORATION (the CORPORATION) hereby establishes the "Dividend Equivalent Unit Plan" (the Plan) for the Chairman and the President of the CORPORATION.

         1.2 Purpose. The purpose of the Plan is to promote the interest of the CORPORATION and its shareholders by strengthening its ability to retain executive key management talent who will not be granted restricted stock due to the loss of the tax deduction of such stock under Section 162(m) of the Internal Revenue Code of 1986 as amended from time to time.

         1.3 Effective Date. The Plan is effective as of April 17, 1995, the date the Plan was adopted by the Personnel and Compensation Committee of the Board of Directors of the CORPORATION (the Committee). The Plan shall be in effect only for the Dividend Equivalent Units granted by the Committee at its meeting on April 17, 1995. No other Dividend Equivalent Units may be granted under this Plan.


SECTION 2.  Plan Administration

         2.1 Plan Administration. The Plan is administered by the Personnel and Compensation Committee of the Board of Directors of BANC ONE CORPORATION. Its findings and determinations regarding this Plan are official and final.


SECTION 3.  Definitions

         3.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

                 (a) "Dividend Equivalent Unit" means the right to receive payments equal to the dividends paid to a holder of a share of BANC ONE CORPORATION Common Stock over a five
                          (5) year period from the date of grant of such Dividend Equivalent Units.

                 (b) "Dividend Equivalent Payment" means the amount of dividend payable on one share of common stock of the CORPORATION on each date on which regular dividend payments are made to common shareholders of the CORPORATION.




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                 (c)      "Committee" means the Committee appointed by the Board
                          of Directors of the CORPORATION to administer the Plan. This Committee shall consist of two (2) or more outside directors as defined by Section 16 of the Securities and Exchange Act of 1934 as amended from time to time.

                 (d) "CORPORATION" means BANC ONE CORPORATION, a bank holding company under the Bank Holding Company Act of 1956, headquartered in Columbus, Ohio.

                 (e) "Disability" means disability as determined by the Committee in good faith upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

                 (f) "Participant" means an employee of the CORPORATION who has been selected for participation in the Plan by the Committee.

                 (g) "Retirement" shall have the same meaning as defined under the BANC ONE CORPORATION Retirement Plan.


         3.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


SECTION 4.  Eligibility and Participation

         4.1 Eligibility and Participation. Participation in the Plan is limited to the employees holding the position of Chairman or President of BANC ONE CORPORATION. Participation may be revoked at any time by the Committee. An employee whose participation is revoked will be notified, in writing, of such revocation as soon as practicable following such action.


SECTION 5.  Dividend Equivalent Unit Award Determination and Payment

         5.1 Dividend Equivalent Unit Award Determination. The number of Dividend Equivalent Units to be granted to a Participant will be determined by the Committee at its meeting on April 18, 1994.


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         5.2 Accrual of Dividend Equivalent Payments.  Dividend Equivalent
Payments will be credited to a non-qualified deferred compensation account held in the name of the Participant on the books of the CORPORATION. The Dividend Equivalent Payment date will be the date dividends are paid to shareholders of BANC ONE CORPORATION common stock. The Dividend Equivalent Payment amount will be reduced for any taxes due at the time of crediting the account.

         5.3 Modification, Amendment, and Termination of the Plan. The Plan may be modified, amended, or terminated at any time by the Board of Directors of the CORPORATION.

         5.4 Investment of Dividend Equivalent Cash Balance. The Participant will direct the Corporation to invest the cash balance from the accumulation of Dividend Equivalent payments into one or more of the available investment portfolios available under the BANC ONE CORPORATION Incentive Compensation Deferral Plan.


SECTION 6.  Termination of Employment

         6.1 Termination of Employment. In the event a Participant's employment is terminated for any reason, the Participant will cease to be eligible for Plan participation and the accumulated cash balance will be distributed to the Participant on the January 31 following the date of termination. In the event a Participant's employment is terminated for reasons of Death or Disability, the accumulated cash balance will be distributed within 30 days of the date of Death or Disability.

         6.2 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, or if for any reason such designation is ineffective, in whole or in part, benefits remaining unpaid at the Participant's death shall be paid to his estate.


SECTION 7.  General Provisions

         7.1 Tax Withholding. Any and all payments made under the Plan shall be subject to applicable federal, state, or local taxes required by the law to be withheld.






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         7.2 Benefit Plans Treatment of Dividend Equivalent Payments as
Compensation. Amounts paid under this Plan will not be considered compensation for purposes of other BANC ONE Qualified Benefit Plans unless specifically provided for in such plans. The treatment of these amounts under any non-qualified benefit plans will be determined according to the provisions of such plans.

         7.3 Nontransferability. Except as specifically provided herein or as may otherwise be required by law, no undistributed bonus amount payable to the Participant may be sold, transferred, or assign or encumbered, in whole or in part, by a Participant, and any attempt to so alienate or subject any such amount shall be void.












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